Exhibit 99.1

News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products to Sell Interest in Polymers Joint Ventures to Wacker

Portfolio Management Move Continues Focus on Strengthening Growth Businesses

LEHIGH VALLEY, Pa., (December 11, 2007) – Air Products (NYSE: APD) today announced it has signed a definitive agreement to sell its interest in its vinyl acetate ethylene (VAE) polymers joint ventures to Wacker Chemie AG, its long-time joint venture partner. As part of the agreement, Air Products will receive full ownership in the Elkton, Md., and Piedmont, S.C., production facilities and their related businesses plus cash considerations of $265 million. The sale is part of Air Products’ previously announced portfolio management activities intended to make the company a more focused, less cyclical and higher growth company.

“We are pleased to have reached an agreement to sell our interest in our polymers joint venture to our long-time partner, Wacker Chemie,” said John McGlade, Air Products’ president and CEO. “They recognize the strategic value of the business, its high quality assets and its outstanding team of employees.”

The sale consists of the global VAE polymers operations including production facilities located in Calvert City, Ky.; South Brunswick, N.J.; Cologne, Germany; and Ulsan, Korea; and commercial and research capabilities in Lehigh Valley, Pa., and Burghausen, Germany. The business produces VAE for use in adhesives, paints and coatings, paper and carpet applications. There are approximately 430 employees directly associated with this business. These employees will be offered employment with Wacker, which intends to continue operating the business out of the Lehigh Valley.

“Our agreement today will give Wacker integrated production sites in the USA and Asia,” said Peter-Alexander Wacker, CEO of Wacker. “We have worked together for more than 20 years and look forward to welcoming Air Products employees to Wacker.”

Upon completion of the sale, Air Products will assume full ownership of the Elkton and Piedmont plants and related North American atmospheric emulsions and global pressure sensitive adhesives business. Air Products intends to sell these businesses.

Air Products and Wacker expect the sale, which is subject to regulatory approvals and customary closing conditions, to be completed during the first quarter of 2008.

About Air Products
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.

About Wacker
Wacker (www.wacker.com) is a globally active chemical company headquartered in Munich. With a wide range of state-of-the-art specialty products, Wacker is a leader in numerous industrial sectors. Its products are required in many high-growth end-user sectors such as photovoltaics, electronics, pharmaceuticals and household/personal care. The Group’s Wacker Polymers business division is currently the global leader in dispersible polymer powders for construction applications. In 2006, Wacker Group posted sales of some €3.34 billion, with approx. 80 percent being earned outside Germany. Currently, Wacker has about 14,700 employees at 22 production sites in Europe, the Americas and Asia and at some 100 sales offices worldwide. Wacker Chemie AG (ISIN: DE000WCH8881) is listed on the Frankfurt Stock Exchange.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.